                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                            REGISTRATION NO. 333-68747


                             Subject to Completion
             Preliminary Pricing Supplement dated November 23, 1999

PRICING SUPPLEMENT
(To prospectus supplement dated November 23, 1999)     [LOGO] Merrill Lynch

                                       $
                           Merrill Lynch & Co., Inc.

                               BOND INDEX NOTES
                         [Domestic Master Series 1999A]

                               ----------------

Issue:                               Bond Index Notes, Domestic Master Series 1999A
Principal Amount per Bond Index      $20
Note:
                                     Per Bond Index Note     Total
Public Offering Price:               -------------------     -----
                                           $20.00              $
                                     Per Bond Index Note     Total
Underwriting Discount:               -------------------     -----
                                              $                $
                                     Per Bond Index Note     Total
Proceeds To Issuer Before Expenses:  -------------------     -----
                                              $                $
Original Issue Date:                 December 22, 1999
Stated Maturity Date:                December 23, 2002
Listing:                             Application has been made to list the Bond
                                     Index Notes on the American Stock Exchange
Trading Symbol:                      BNX
Fixed Income Index:                  Merrill Lynch U.S. Domestic Master Index
                                     (American Stock Exchange Symbol "IDM")
                                     Start Date            End Date
Maturity Amount Calculation Period:  ----------            --------
                                     Dec. 16, 1999       Dec. 17, 2002

Maturity Amount Payment Date:        Dec. 23, 2002
Interest Payment Periods:            Calculation         Calculation    Interest
                                     Start Date            End Date   Payment Date
                                     -----------        -----------   ------------
                                     Dec. 16, 1999       June 16, 2000 June 22, 2000
                                     June 16, 2000       Dec. 18, 2000 Dec. 22, 2000
                                     Dec. 18, 2000       June 18, 2001 June 22, 2001
                                     June 18, 2001       Dec. 18, 2001 Dec. 24, 2001
                                     Dec. 18, 2001       June 18, 2002 June 24, 2002
                                     June 18, 2002       Dec. 17, 2002 Dec. 23, 2002

Spread:                              Between .45% and .55% of the Principal Amount
Initial Price Return Value:
Starting Total Return Value:
Starting Price Return Value:           for the initial interest period

                               ----------------

            The date of this pricing supplement is December  , 1999.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 6, 1999)
                                                            [LOGO] Merrill Lynch

                           Merrill Lynch & Co., Inc.

                               BOND INDEX NOTES
                          Domestic Matter Series 1999A

                    $20 principal amount per Bond Index Note

                                --------------

Bond Index Notes:                        Maturity Amount:
 . Senior unsecured debt securities of    . On the maturity date for your
  Merrill Lynch & Co., Inc.                series of Bond Index Notes, we will
 . Issued in series from time to time       pay you an amount equal to a
  with terms and conditions of each        percentage of the principal amount
  series specified in a pricing            of your Bond Index Notes. We will
  supplement.                              calculate this percentage based on
 . Returns are based on the values of       the change in value of the price
  fixed income indices sponsored and       return component of the applicable
  calculated by our subsidiary, Merrill    fixed income index over a period of
  Lynch, Pierce, Fenner & Smith            time starting on the date that is
  Incorporated, and published on the       four business days before the issue
  American Stock Exchange.                 date and ending on the date that is
 . Issued with maturities of no greater     four business days before the
  than five years from the date of         maturity date. AS A RESULT, THE
  original issuance.                       MATURITY AMOUNT MAY BE GREATER THAN
 . All Bond Index Notes will be listed      OR LESS THAN THE PRINCIPAL AMOUNT
  on a national securities exchange or     OF YOUR BOND INDEX NOTES AND MAY
  on the Nasdaq Stock Market.              RESULT IN A LOSS TO YOU.

Payment of Interest:
 . On each interest payment date for
  your series of Bond Index Notes, we
  will pay you an amount of interest
  determined with reference to the
  index rate of interest for the
  applicable fixed income index less a
  fixed spread as specified in the
  pricing supplement related to that
  series.


   Investing in Bond Index Notes involves risks, including the risk that on the maturity date you may receive less than the principal amount of your Bond Index Notes. For a discussion of the material risks related to an investment in Bond Index Notes, you should review the pricing supplement related to your series of Bond Index Notes, this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" on page S-8 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     For each series of Bond Index Notes, we will specify the public offering price, underwriting discount and the proceeds, before expenses, to Merrill Lynch & Co., Inc. in the applicable pricing supplement delivered to you in connection with your purchase of Bond Index Notes.

                                --------------

                              Merrill Lynch & Co.

                                --------------

          The date of this prospectus supplement is November 23, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are Bond Index Notes?..............................................  S-4
  To which fixed income index will my Bond Index Notes be linked?.........  S-4
  What form of interest payments will I receive on my Bond Index Notes? ..  S-4
  What will I receive on each interest payment date?......................  S-5
  What will I receive on the maturity date?...............................  S-5
  Who publishes the fixed income index to which my Bond Index Notes are linked and what does the fixed income index measure?...................  S-6
  How have the fixed income indices performed historically?...............  S-6
  What about taxes?.......................................................  S-6
  Will my Bond Index Notes be listed on a securities exchange?............  S-6
  What are the roles of MLPF&S?...........................................  S-7
  Who is ML&Co.?..........................................................  S-7
  Are there any risks associated with my investment?......................  S-7
RISK FACTORS..............................................................  S-8
  Your Bond Index Notes are not principal-protected and you may receive less than your principal amount at maturity............................  S-8
  Your yield may be lower than the yield on a standard debt security of comparable maturity....................................................  S-8
  Changes in market interest rates are expected to have a greater effect on the yield and trading value of your Bond Index Notes than such changes would have on the yield and trading value of standard, non-
   indexed coupon bearing debt securities of comparable maturity..........  S-8
  The trading value of Bond Index Notes will depend on the value of the applicable fixed income index..........................................  S-8
  Changes in our credit ratings will affect the trading value of Bond
   Index Notes............................................................  S-9
  There may be an uncertain trading market for Bond Index Notes...........  S-9
  The rate at which interest will accrue on your Bond Index Notes during any interest period will be determined only at the end of that period..  S-9
  Potential conflicts.....................................................  S-9
  Uncertain tax consequences.............................................. S-10
DESCRIPTION OF BOND INDEX NOTES........................................... S-11
  Payment of Interest..................................................... S-11
  Maturity Amount......................................................... S-12
  Hypothetical Returns.................................................... S-13
  Changes to the Fixed Income Indices..................................... S-16
  Events of Default and Acceleration...................................... S-16
  Depositary.............................................................. S-16
  Same-Day Settlement and Payment......................................... S-19
THE FIXED INCOME INDICES.................................................. S-19
  Inclusion Rules and Historical Information.............................. S-21
UNITED STATES FEDERAL INCOME TAXATION..................................... S-30
  General................................................................. S-30
  Tax Treatment of Bond Index Notes....................................... S-31
  Sale or Exchange of Bond Index Notes.................................... S-31
  Wash Sale Rules......................................................... S-32
  Pending Legislation..................................................... S-32
  Possible Alternative Tax Treatments of an Investment in Bond Index
   Notes.................................................................. S-32
  Backup Withholding and Information Reporting............................ S-33
  1997 Withholding Regulations............................................ S-33
ERISA CONSIDERATIONS...................................................... S-33
USE OF PROCEEDS AND HEDGING............................................... S-33
WHERE YOU CAN FIND MORE INFORMATION....................................... S-34
UNDERWRITING.............................................................. S-34
VALIDITY OF BOND INDEX NOTES.............................................. S-35
INDEX OF DEFINED TERMS.................................................... S-36

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  33
PLAN OF DISTRIBUTION.....................................................  35
WHERE YOU CAN FIND MORE INFORMATION......................................  36
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  36
EXPERTS..................................................................  37

                            SUMMARY INFORMATION--Q&A


      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Bond Index Notes. We will issue Bond Index Notes in separate series. All Bond Index Notes of a single series will have identical terms and provisions. The terms and conditions of each series of Bond Index Notes will be described in a separate final pricing supplement at the time of the issuance of that series. The pricing supplement for each series of Bond Index Notes will include the title and aggregate principal amount of that series, the specific fixed income index to which that series is linked and other information relevant to that series. You should carefully read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement to fully understand the terms of your Bond Index Notes, the applicable fixed income index to which those Bond Index Notes are linked and the tax and other considerations that should be important to you in making a decision about whether to invest in Bond Index Notes. You should also carefully review the "Risk Factors" section included in this prospectus supplement on page S-8 which highlights certain risks associated with an investment in Bond Index Notes to determine whether an investment in Bond Index Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are Bond Index Notes?

      Each series of Bond Index Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. Bond Index Notes will rank equally with all of our other unsecured and unsubordinated debt. Each series of Bond Index Notes will mature on a specified date as set forth in the applicable pricing supplement, which will be no greater than five years from the date of their original issuance. We may not redeem any series of Bond Index Notes before their stated maturity date.

      We will issue Bond Index Notes in denominations of $20 and integral multiples of $20. You may transfer your Bond Index Notes only in these denominations. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue Bond Index Notes in the form of global certificates, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Bond Index Notes. For a description of the global certificates and DTC, you should refer to the section entitled "Description of Bond Index Notes--Depositary" in this prospectus supplement.

To which fixed income index will my Bond Index Notes be linked?

      Each series of Bond Index Notes will be linked to one of the following Merrill Lynch fixed income indices calculated and published by the Portfolio Strategies Group of MLPF&S and published on the AMEX:

    .  U.S. Domestic Master Index,

    .  Mortgage Master Index,

    .  U.S. Corporate/Government Master Index,

    .  U.S. Corporate Master Index,

    .  U.S. Treasury/Agency Master Index,

    .  U.S. Treasury Master Index, and

    .  U.S. Agency Master Index.

      Each fixed income index is more fully described in this prospectus supplement under the section entitled "The Fixed Income Indices". The specific fixed income index to which your Bond Index Notes are linked will be specified in the applicable pricing supplement.

What form of interest payments will I receive on my Bond Index Notes?

      You will not receive fixed interest payments on your Bond Index Notes. We have designed the Bond Index Notes for investors who are willing to forego fixed interest payments on the Bond Index Notes in exchange for (1) interest payments which will be paid on each interest payment date and which will be based upon an index of market rates of interest, less a fixed spread, and (2) participation on the maturity date in any increase or decrease in the value of the price return component of the fixed income index to which your Bond Index Notes are linked.

What will I receive on each interest payment date?

      On each interest payment date, we will pay you interest on your Bond Index Notes in an amount equal to the Index Rate of Interest less a fixed spread specified in the final pricing supplement related to your series of Bond Index Notes.

      For any interest period, the "Index Rate of Interest" for any fixed income index is equal to the weighted average of the interest accrued and interest paid on securities underlying that fixed income index less the amount of any interest scheduled to have been paid but not paid during that interest period on those underlying securities. For any interest period, the applicable Index Rate of Interest for any fixed income index will be calculated as the percentage change in value of the total return of the applicable fixed income index less the percentage change in value of the price return component of that fixed income index over that interest period.

      With respect to any specific interest payment date for any series of Bond Index Notes, an interest period will be the period from and including the fourth business day immediately preceding the most recent prior interest payment date to but excluding the fourth business day immediately preceding the subject interest payment date, or in the case of the initial interest period, the period from the fourth business day immediately preceding the original issue date of that series of Bond Index Notes to but excluding the fourth business day immediately preceding the initial interest payment date.

      The interest payment dates on which interest payments will be made will be specified in the applicable pricing supplement.

What will I receive on the maturity date?

      We have designed Bond Index Notes for investors who want to benefit from an investment in a selected broad-based fixed income sector as measured by a total return fixed income index, without incurring the transaction costs associated with investing in multiple fixed income securities in order to attain a broad-based and diversified fixed income portfolio. The value of each fixed income index takes into account both (1) interest paid on underlying fixed income securities and (2) the price appreciation or depreciation of those underlying fixed income securities. The price return component of Bond Index Notes represents the price appreciation or depreciation of the underlying fixed income securities. On the maturity date of any series of Bond Index Notes, in addition to an interest payment for the final interest period, you will receive a payment equal to the Maturity Amount, which will be based on the price return component of that series.

      The "Maturity Amount" for each $20 principal amount of Bond Index Notes for any series will equal:

            ( Final Price Return Value )
      $20 X (--------------------------)
            (Initial Price Return Value)

      For purposes of determining the Maturity Amount, the "Initial Price Return Value" for any series of Bond Index Notes will equal the most recently published value of the price return component for the applicable fixed income index on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth business day immediately preceding the issue date. We will disclose the Initial Price Return Value for your Bond Index Notes in the final pricing supplement delivered to you in connection with your purchase of Bond Index Notes.

      For purposes of determining the Maturity Amount, the "Final Price Return Value" for any series of Bond Index Notes will equal the most recently published value of the price return component for the applicable fixed income index on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth business day immediately preceding the maturity date of the applicable series of Bond Index Notes.

      If the Final Price Return Value is greater than the Initial Price Return Value, you will receive a Maturity Amount that is greater than the principal amount of your Bond Index Notes. If the Final Price Return Value is less than the Initial Price Return Value, you will receive a Maturity Amount that is less than the principal amount of your Bond Index Notes, which would result in a loss to you. You should refer to the section entitled "Risk Factors--Your Bond Index Notes are not principal-protected and you may receive less than your principal amount at maturity" in this prospectus supplement.

Who publishes the fixed income index to which my Bond Index Notes are linked and what does the fixed income index measure?

      Each fixed income index is calculated, maintained and published by the Portfolio Strategies Group of our subsidiary MLPF&S. The fixed income indices are designed to reflect the value of debt obligations issued by the U.S. government, by corporate institutions in major industry sectors or both. The fixed income indices are "total return" indices. This means that the total return of a given fixed income index measures the return of the underlying securities measured by that index based on the appreciation or depreciation in the value for these underlying securities plus the interest income paid on those underlying securities. The value of the "price return" component is published as a separate price return index for each fixed income index. A price return index is one component of a total return index and measures the appreciation or depreciation in value of a fixed principal amount of the underlying securities measured by the applicable fixed income index. The price return component of the applicable fixed income index will be used in determining the amount, if any, you will receive at maturity. Each fixed income index has been calculated and published by the Portfolio Strategies Group for at least 20 years and their respective price return components have been calculated and published by the Portfolio Strategies Group since at least 1986. Each fixed income index is also published on the AMEX.

      An investment in Bond Index Notes does not entitle you to any ownership interest in the underlying securities and other assets measured by any fixed income index.

How have the fixed income indices performed historically?

      We have provided historical information concerning the performance of each fixed income index under the section entitled "The Fixed Income Indices" in this prospectus supplement. We may provide more current information with respect to the specific fixed income index linked to a series of Bond Index Notes in the pricing supplement related to that series. We have provided this historical information to help you evaluate the behavior of the fixed income indices in various economic environments; however, the past performance of any fixed income index does not necessarily indicate how the fixed income index will perform in the future.

What about taxes?

      The U.S. Federal income tax consequences of an investment in Bond Index Notes are uncertain. Under the terms of Bond Index Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Bond Index Note for all tax purposes as an investment contract that entitles you to receive interest payments and the Maturity Amount. Under this characterization of Bond Index Notes, for U.S. Federal income tax purposes, if you use the cash method of tax accounting, you will include the interest you receive on Bond Index Notes in income only when you receive these payments. In addition, at maturity, you generally will be required to recognize gain or loss depending upon the Maturity Amount you receive. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will my Bond Index Notes be listed on a securities exchange?

      We will list each series of Bond Index Notes on a national securities exchange or on the Nasdaq Stock Market. We will disclose the securities exchange or automated quotation system on which your Bond Index Notes will be listed and the assigned trading symbol in the applicable pricing supplement. You should be aware that the listing of any series of Bond Index Notes on a securities exchange or automated quotation system will not necessarily ensure that a liquid trading market will develop for any series of Bond Index Notes. You should review "Risk Factors--There may be an uncertain trading market for Bond Index Notes" in this prospectus supplement.

What are the roles of MLPF&S?

      Our subsidiary MLPF&S will be the underwriter for the offering and sale of each series of Bond Index Notes. After the initial offering of each series of Bond Index Notes, MLPF&S intends to buy and sell Bond Index Notes to create a secondary market for holders of Bond Index Notes, and may stabilize or maintain the price of Bond Index Notes during the initial distribution of Bond Index Notes. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      Additionally, the Portfolio Strategies Group, a group within MLPF&S, is responsible for calculating, determining the ongoing composition of and publishing the fixed income indices to which Bond Index Notes are linked.

      MLPF&S will also be the calculation agent for purposes of calculating the amount of interest and the Maturity Amount payable with respect to each series of Bond Index Notes. Under certain circumstances, these various duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculator of the fixed income indices and calculation agent for Bond Index Notes. Please see the section entitled "Risk Factors-- Potential conflicts" in this prospectus supplement.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in Bond Index Notes is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in Bond Index Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Bond Index Notes is suitable for you.

Your Bond Index Notes are not principal-protected and you may receive less than your principal amount at maturity

      For any series of Bond Index Notes, if the Final Price Return Value is less than the Initial Price Return Value, the Maturity Amount paid to you will be less than the principal amount of your Bond Index Notes. Under these circumstances, your investment in Bond Index Notes would result in a loss to you. This will be true even if the value of the price return component of the fixed income index to which your Bond Index Notes are linked was higher than the Initial Price Return Value at some time during the life of your Bond Index Notes but later falls below the Initial Price Return Value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      Because the Maturity Amount you receive may be less than the principal amount of your Bond Index Notes, the amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Changes in market interest rates are expected to have a greater effect on the yield and trading value of your Bond Index Notes than such changes would have on the yield and trading value of standard, non-indexed, coupon-bearing debt securities of comparable maturity

      The yield and trading value of your Bond Index Notes will be determined by reference to the debt securities underlying the applicable fixed income index. These underlying securities will have an average term to maturity that is greater than the term to maturity of your Bond Index Notes. We therefore expect that a change in market interest rates will have a greater effect on the yield and trading value of your Bond Index Notes than such change would have on standard, non-indexed, coupon-bearing debt securities having the same maturity as your Bond Index Notes. In general, if you bought a standard, non-indexed, coupon-bearing debt security with the same maturity date, the effect on the trading value of that debt security due to a given change in market interest rates would be less if it occurred later in the term of that debt security. However, it is expected that the effect on the trading value of your Bond Index Notes due to a given change in market interest rates will not be reduced as the time remaining to maturity of your Bond Index Notes decreases.

The trading value of Bond Index Notes will depend on the value of the applicable fixed income index

      We expect that the trading value of any series of Bond Index Notes will depend substantially on the amount by which the value of the price return component for the applicable fixed income index exceeds or does not exceed the Initial Price Return Value. If you choose to sell your Bond Index Notes when the value of the applicable price return component exceeds the Initial Price Return Value, you may receive substantially less than the amount that would be payable at maturity because of, among other factors, the expectation that the value of the applicable fixed income index will continue to fluctuate until the Final Price Return Value for that series is determined. If before the maturity date you choose to sell your Bond Index Notes when the value of the applicable price return component is below, or not sufficiently above, the Initial Price Return Value, you may receive less than the principal amount of your Bond Index Notes, which would result in a loss to you.

      Changes in the level of U.S. interest rates are expected to affect the value of the indices. We expect that changes in U.S. interest rates will affect the value of the price return component of the fixed income index to which your Bond Index Notes are linked and the value of any of the fixed income indices. In general, if U.S. interest rates increase, we expect that the value of the fixed income indices will decrease, and conversely, if U.S. interest rates decrease, we expect the value of the fixed income indices will increase. However, in certain circumstances, a decrease in interest rates may reduce the yield associated with the underlying assets of any fixed income index and consequently may lower the value of that index. For example, a decrease in interest rates may increase the prepayment risk associated with certain mortgage assets underlying the Mortgage Master Index and may reduce the value of the Mortgage Master Index. In addition, any changes in U.S. interest rates may also affect the U.S. economy and, in turn, the value of any fixed income index.

      Changes in credit ratings of the underlying issuers will affect the value of the indices. Real or anticipated changes in the credit ratings of the companies or government agencies whose securities comprise the underlying asset class of any fixed income index may affect the value of that fixed income index and, in turn, the trading value of Bond Index Notes.

Changes in our credit ratings will affect the trading value of Bond Index Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of Bond Index Notes. However, because your return on your Bond Index Notes is dependent upon other factors in addition to our ability to pay our obligations under Bond Index Notes, such as the increases or decreases in the value of the applicable price return component, an improvement in our credit ratings will not reduce the other investment risks related to Bond Index Notes.

There may be an uncertain trading market for Bond Index Notes

      We will list each series of Bond Index Notes on a national securities exchange or on the Nasdaq Stock Market. However, you cannot assume that a trading market will develop for any such series of the Bond Index Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for any series of Bond Index Notes will depend on our financial performance, and other factors like the increase or decrease in the value of the applicable fixed income index over the life of the Bond Index Notes.

      If the trading market for Bond Index Notes is limited, there may be a limited number of buyers for your Bond Index Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

The rate at which interest will accrue on your Bond Index Notes during any interest period will be determined only at the end of that period

      Because we will calculate the rate at which interest accrues on your Bond Index Notes during any interest period on the fourth business day immediately preceding the applicable interest payment date, the rate at which interest will accrue during any interest period will be determined only at the end of that period. As a result, if you sell your Bond Index Notes on any day prior to the day on which the interest rate is determined for an interest period, the price you obtain will not necessarily reflect the interest payment that you would have received had you held your Bond Index Notes until the next interest payment date. Because of this uncertainty throughout most of an interest period as to the rate at which interest will accrue on Bond Index Notes during that interest period, the prices at which Bond Index Notes are traded on the AMEX are expected to reflect estimated interest accruals to the date of the applicable trades, and no other accrued interest will be paid or received in connection with such transactions.

Potential conflicts

      Our subsidiary MLPF&S has multiple responsibilities in connection with Bond Index Notes. MLPF&S is the calculation agent for Bond Index Notes and is required to carry out its duties as calculation agent for Bond Index Notes in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      Additionally, the Portfolio Strategies Group, a group within MLPF&S, is responsible for calculating, determining the ongoing composition of and publishing the fixed income indices to which Bond Index Notes are linked. Because the Portfolio Strategies Group is part of MLPF&S, a subsidiary of ours, a conflict of interest could arise.

      We expect that, from time to time, we will enter into arrangements with one or more of our subsidiaries to hedge the market risks associated with our payment obligations under Bond Index Notes. Each subsidiary would expect to make a profit in connection with any arrangement of this kind. We will not seek competitive bids for any arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in Bond Index Notes, aspects of which are uncertain. See "United States Federal Income Taxation" in this prospectus supplement.

                        DESCRIPTION OF BOND INDEX NOTES

      Bond Index Notes may be issued in various series as senior unsecured debt securities under ML&Co.'s 1983 Indenture, which is more fully described in the accompanying prospectus. Each series of Bond Index Notes will mature on a specified date as set forth in the applicable pricing supplement, which will be no later than five years from the date of their original issuance.

      Bond Index Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before their stated maturity date. Upon the occurrence of an Event of Default with respect to a series of Bond Index Notes, beneficial owners of that series of Bond Index Notes may accelerate the maturity of Bond Index Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue Bond Index Notes in denominations of $20 and integral multiples of $20.

      Bond Index Notes will not have the benefit of any sinking fund.

      The stated maturity date, the applicable fixed income index and the other terms and conditions of each series of Bond Index Notes will be set forth in the final pricing supplement.

Payment of Interest

      On each interest payment date specified in the applicable pricing supplement, a beneficial owner of a Bond Index Note will be entitled to an interest payment in an amount equal to the Index Rate of Interest less a fixed spread specified in the final pricing supplement (the "Spread"). The "Index Rate of Interest" for any fixed income index is equal to the weighted average of the interest accrued and interest paid on the securities underlying that fixed income index less the amount of any interest scheduled to have been paid but not paid during that interest period on those underlying securities. For any interest period, the applicable Index Rate of Interest for any fixed income index will be calculated as the percentage change in value of the total return of the applicable fixed income index less the percentage change in value of the price return component of that fixed income index over that interest period. For each interest period, each interest payment will equal:

       [ (  Ending Total Return Value      )   ( Ending Price Return Value      )            ]
 $20 X [ (---------------------------- - 1 ) - (--------------------------- - 1 )  -  Spread ]
       [ ( Starting Total Return Value     )   (Starting Price Return Value     )            ]

 Determination of the Interest Income

      For any series of Bond Index Notes, for purposes of determining the amount of interest payable on the initial interest payment date, the "Starting Total Return Value" will equal the value of the total return index for the applicable fixed income index most recently published on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the original issue date for that series. For purposes of determining the amount of interest payable on any other interest payment date, the Starting Total Return Value for any series of Bond Index Notes will equal the Ending Total Return Value used in connection with the calculation of interest for the immediately preceding interest payment date.

      For purposes of determining the amount of interest payable on any interest payment date, the "Ending Total Return Value" for any series of Bond Index Notes will equal the value of the total return index for the applicable fixed income index most recently published for that series on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the applicable interest payment date.

      For purposes of determining the amount of interest payable on the initial interest payment date, the "Starting Price Return Value" will equal the value of the price return index for the applicable fixed income index most recently published on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the issue date. For purposes of determining the amount of interest payable on any other interest payment date, the Starting Price Return Value for any series of Bond Index Notes will equal the Ending Price Return Value used in connection with the calculation of interest for the immediately preceding interest payment date. The price return index level on any day is determined by reference to the prices (exclusive of accrued interest) of the securities comprising the applicable index on that day, as determined by the Portfolio Strategies Group of MLPF&S.

      For purposes of determining the amount of interest payable on any interest payment date, the "Ending Price Return Value" for any series of Bond Index Notes will equal the value of the price return index for the applicable fixed income index most recently published for such series on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the applicable interest payment date.

      With respect to any specific interest payment date for any series of Bond Index Notes, an interest period will be the period from and including the fourth Business Day immediately preceding the most recent prior interest payment date to but excluding the fourth Business Day immediately preceding the subject interest payment date or, in the case of the initial interest period, the period from the fourth Business Day immediately preceding the original issue date of that series of Bond Index Notes to but excluding the fourth Business Day immediately preceding the initial interest payment date.

      Interest payments on the Bond Index Notes will be payable to their holders as they appear on the books and records of ML&Co. on the relevant record dates, which will be the Business Day immediately preceding the applicable interest payment date. In the event the Bond Index Notes do not remain in book-entry form, the relevant record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the applicable interest payment date. In the event that any interest payment date or the maturity date is not a Business Day, interest or the Maturity Amount, as the case may be, payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment with respect to such delay, in each case with the same force and effect as if made on the scheduled payment date.

      A "Business Day" shall mean any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

      The Spread will be a fixed percentage which will reduce the interest payable on the Bond Index Notes. The Spread related to any series of Bond Index Notes will be specified in the final pricing supplement relating to that series.

Maturity Amount

      On the maturity date of any series of Bond Index Notes, in addition to an interest payment for the final interest period, a beneficial owner of a Bond Index Note will receive a payment equal to the Maturity Amount. If the Final Price Return Value is greater than the Initial Price Return Value, a beneficial owner of a Bond Index Note will receive a Maturity Amount that is greater than the principal amount of its Bond Index Note. If the Final Price Return Value is less than the Initial Price Return Value, a beneficial owner of a Bond Index Note will receive a Maturity Amount that is less than the principal amount of its Bond Index Note, which would result in a loss to that beneficial owner.

 Determination of the Maturity Amount

      The Maturity Amount for each $20 principal amount of Bond Index Note for any series will equal:
                         (  Final Price Return Value  )
                   $20 X ( -------------------------- )
                         ( Initial Price Return Value )

      For purposes of determining the Maturity Amount, the Initial Price Return Value for any series of Bond Index Notes will equal the most recently published value of the price return component for the applicable fixed income index on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the issue date. The Initial Price Return Value for any series of Bond Index Notes will be set forth in the applicable pricing supplement.

      For purposes of determining the Maturity Amount, the Final Price Return Value for any series of Bond Index Notes will equal the most recently published value of the price return component for the applicable fixed income index on the Bloomberg information system at 11:00 a.m., New York City time, on the fourth Business Day immediately preceding the maturity date of the applicable series of Bond Index Notes.

      All determinations made by the calculation agent for Bond Index Notes shall be at its sole discretion and, absent a determination by such calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of Bond Index Notes.

Hypothetical Returns

      The hypothetical returns calculated on the following pages are for purposes of illustration only. The actual Maturity Amount and interest payments for a Bond Index Note will depend entirely on the actual Spread, the price return component and total return index value for the applicable fixed income index and the relevant period. The actual Maturity Amount may be less than the principal amount of your Bond Index Notes, which would result in a loss to you.

      The following examples assume a hypothetical Bond Index Note having an original issue date of December 6, 1999, a stated maturity date of December 6, 2002, annual interest payments and a Spread of 0.50%. The following examples also assume a Bond Index Note is held from the original issue date until the stated maturity date.

      The specific terms of your Bond Index Note may differ. The actual terms of each series of Bond Index Notes will be set forth in the applicable pricing supplement.

Example One

                                                          Maturity Amount
                Total Return Price Return Annual Interest     per $20
        Date       Index        Index       Percentage    principal amount
      --------  ------------ ------------ --------------- ----------------
      11/30/99     825.000     300.000          --               --
      11/30/00     890.000     303.000         6.38%             --
      11/30/01     945.000     301.000         6.34%             --
      12/02/02    1018.000     304.000         6.23%           $20.27

Interest Calculations:

       [ (  Ending Total Return Value      )   ( Ending Price Return Value      )            ]
 $20 X [ (---------------------------- - 1 ) - (--------------------------- - 1 )  -  Spread ]
       [ ( Starting Total Return Value     )   (Starting Price Return Value     )            ]

 First Interest Payment Date:12/6/00


                  (  890     )   ( 303     )
         6.38% =  (  --- - 1 ) - ( --- - 1 ) - 0.50%
                  (  825     )   ( 300     )


      Interest payable on 12/6/00 for each $20 principal amount = $1.28

 Second Interest Payment Date:12/6/01


                  (  945     )   ( 301     )
         6.34% =  (  --- - 1 ) - ( --- - 1 ) - 0.50%
                  (  890     )   ( 303     )


      Interest payable on 12/6/01 for each $20 principal amount = $1.27

 Third Interest Payment Date:12/6/02


                  ( 1018     )   ( 304     )
         6.23% =  ( ---- - 1 ) - ( --- - 1 ) - 0.50%
                  (  945     )   ( 301     )


      Interest payable on 12/6/02 for each $20 principal amount = $1.25

Maturity Amount Calculation:


                (  Final Price Return Value   )
          $20 X (---------------------------- )
                ( Initial Price Return Value  )


 Maturity Date:12/6/02

                      ( 304 )
          101.33%  =  ( --- )
                      ( 300 )

      Maturity Amount payable at the maturity date per $20 principal amount = $20.27

Total amount payable per $20 principal amount = $24.07

Annualized Rate of Return: 6.70%

Example Two

                                                          Maturity Amount
                Total Return Price Return Annual Interest     per $20
        Date       Index        Index       Percentage    principal amount
      --------  ------------ ------------ --------------- ----------------
      11/30/99    825.000      300.000          --               --
      11/30/00    852.000      289.000         6.44%             --
      11/30/01    895.000      283.000         6.62%             --
      12/02/02    935.000      274.000         7.15%           $18.27

Interest Calculations:

       [ (  Ending Total Return Value      )   ( Ending Price Return Value      )            ]
 $20 X [ (---------------------------- - 1 ) - (--------------------------- - 1 )  -  Spread ]
       [ ( Starting Total Return Value     )   (Starting Price Return Value     )            ]

 First Interest Payment Date:12/6/00


                  (  852     )   ( 289     )
         6.44% =  (  --- - 1 ) - ( --- - 1 ) - 0.50%
                  (  825     )   ( 300     )


      Total interest payable on 12/6/00 per $20 principal amount = $1.29

 Second Interest Payment Date:12/6/01


                  (  895     )   ( 283     )
         6.62% =  (  --- - 1 ) - ( --- - 1 ) - 0.50%
                  (  852     )   ( 289     )


      Total interest payable on 12/6/01 per $20 principal amount = $1.32

 Third Interest Payment Date:12/6/02


                  (  935     )   ( 274     )
         7.15% =  (  --- - 1 ) - ( --- - 1 ) - 0.50%
                  (  895     )   ( 283     )


      Total interest payable on 12/6/02 per $20 principal amount = $1.43

Maturity Amount Calculation:


                 (  Final Price Return Value  )
         $20  X  ( -------------------------- )
                 ( Initial Price Return Value )


 Maturity Date:12/6/02

                      ( 274 )
           91.33%  =  ( --- )
                      ( 300 )


      Maturity Amount payable at the maturity date per $20 principal amount = $18.27

Total amount payable per $20 principal amount = $22.31

Annualized Rate of Return: 4.13%

Changes to the Fixed Income Indices

      ML&Co. has agreed to use its reasonable efforts to cause MLPF&S, through its Portfolio Strategies Group, to continue to calculate and publish the fixed income indices for as long as Bond Index Notes remain outstanding.

      From time to time, the Portfolio Strategies Group has changed, and may in the future change, the methodology used to calculate and maintain the fixed income indices in order to better reflect the value of the applicable fixed income sector. The inclusion rules governing the characteristics of the securities included in each fixed income index are set forth in the section "The Fixed Income Indices--Inclusion Rules and Historical Information". Investors in Bond Index Notes should be aware that any changes or modifications in the methodology used to calculate the fixed income indices or the discontinuance of and substitution for the fixed income indices may adversely affect the value or Maturity Amount of any series of Bond Index Notes payable at maturity.

Events of Default and Acceleration

      In case an Event of Default with respect to any Bond Index Notes has occurred and is continuing, the amount payable to a beneficial owner of a Bond Index Note upon any acceleration permitted by the Bond Index Notes, with respect to each $20 principal amount of Bond Index Notes, will be equal to (1) accrued but unpaid interest on the Bond Index Notes plus (2) the Maturity Amount, in each case, calculated as though the date of early repayment was the stated maturity date of the Bond Index Notes; provided, however, that the Spread will be applied to the values used to calculate the accrued but unpaid interest on the Bond Index Notes as if Bond Index Notes had not been accelerated and had remained outstanding to the stated maturity date. See "Description of Bond Index Notes--Maturity Amount" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Bond Index Note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Bond Index Notes plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of Bond Index Notes.

      In case of a default in payment on any Bond Index Notes, whether at the maturity date or upon acceleration, from and after the maturity date or the date of acceleration, as the case may be, Bond Index Notes will bear interest, payable upon demand of their beneficial owners, at the London inter-bank offered rate for one-month deposits as of the date of the final pricing supplement as determined by ML&Co. (the "Default Rate"), to the extent that payment of interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of Bond Index Notes to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, each series of Bond Index Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Bond Index Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of Bond Index Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of Bond

Index Notes represented by a global security will not be entitled to have Bond Index Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of Bond Index Notes in definitive form and will not be considered the owners or holders of Bond Index Notes, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take action, and those participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for Bond Index Notes. Bond Index Notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global securities will be issued for each series of Bond Index Notes in the aggregate principal amount of that series, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Bond Index Notes under DTC's system must be made by or through direct participants, which will receive a credit for Bond Index Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in Bond Index Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Bond Index Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Bond Index Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of Bond Index Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Bond Index Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to Bond Index Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Bond Index Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments on Bond Index Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of each participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to any series of Bond Index Notes,

the global securities representing these Bond Index Notes will be exchangeable for Bond Index Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $20 and integral multiples of $20. The definitive Bond Index Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to Bond Index Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor depositary is not obtained, Bond Index Note certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Bond Index Note certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for Bond Index Notes will be made by the underwriter in immediately available funds. All payments on Bond Index Notes will be made by ML&Co. in immediately available funds so long as the Bond Index Notes are maintained in book-entry form.

                            THE FIXED INCOME INDICES

      The Portfolio Strategies Group of our subsidiary MLPF&S calculates, maintains and publishes approximately 800 separate fixed income indices designed to track changing values of various classes of fixed income assets. Each series of Bond Index Notes will be indexed to one of seven of these fixed income indices. Each of these seven indices is published on the AMEX. For purposes of determining the Maturity Amount or the amount of interest payable on Bond Index Notes, the value of each of these seven indices will be based on the applicable fixed income index values published by Bloomberg at the end of each trading day. Each fixed income index is designed to reflect the value of debt obligations issued in various sectors of the U.S. domestic fixed income securities market. For example, the U.S. Domestic Master Index currently reflects the performance of approximately $5 trillion of the outstanding debt of the U.S. treasury note and bond, U.S. agency, mortgage pass-through and U.S. investment grade corporate bond markets.

      The fixed income indices are broad-based indices weighted by issue size (calculated by multiplying the total face value of the security currently outstanding by its bid price, plus accrued interest). Each fixed income index has inclusion rules designed to ensure a reasonable level of liquidity in the underlying securities and to minimize the number of issues in a particular fixed income index while capturing the majority of the capitalization of a given market.

      The name of each fixed income index, the AMEX trading symbol of each fixed income index, the year in which the fixed income index began being calculated and published, general terms of the securities underlying each fixed income index and the market value of each fixed income index is set forth below.

                                                                   Market Value
                       AMEX      Year      Underlying Securities       as of
      Index Name      Symbol   Commenced      as of 10/31/99         10/31/99
      ----------      ------   --------- ------------------------- -------------
 U.S. Domestic Master   IDM      1975    4,957 issues, 6.81% YTM,  $5.4 Trillion
        Index                              5.296 years modified
                                                 duration
   Mortgage Master      IGM      1975     450 issues, 7.249% YTM,  $1.8 Trillion
        Index                              4.811 years modified
                                                 duration
    U.S.Corporate/      ICG      1972    4,507 issues, 6.597% YTM, $3.6 Trillion
      Government                           5.528 years modified
     Master Index                                duration

    U.S. Corporate      IGD      1972    3,532 issues, 7.397% YTM, $1.1 Trillion
     Master Index                          6.137 years modified
                                                 duration
    U.S.Treasury/       IGG      1972     975 issues, 6.243% YTM,  $2.5 Trillion
    Agency Master                          5.259 years modified
        Index                                    duration

    U.S. Treasury       ITM      1977    151 issues, 6.161% yield, $2.0 Trillion
     Master Index                          5.355 years modified
                                                 duration
     U.S. Agency        IGN      1977    824 issues, 6.603% yield   $467 Billion
     Master Index                          4.839 years duration

 Rebalancing of the fixed income indices

      Securities included in the fixed income indices are held constant throughout any given month. Qualifying securities are determined on the last calendar day of each month based on security characteristics on that date. Accordingly, on December 31st of each year, MLPF&S selects lists of qualifying securities for each fixed income index for the following month of January. On January 31st of each year, MLPF&S selects lists of qualifying securities for each fixed income index for the following month of February. MLPF&S repeats this selection process on the last calendar day of each month. Those issues that meet the criteria for a fixed income index on a month-end selection date remain in the fixed income index throughout the following month.

    . New issues must settle on or before the rebalancing date to be included in the fixed income index for the applicable month. For example, the September 1999 U.S. Treasury Two-year auction took place on the 29th and settled on September 30, 1999, thereby qualifying for inclusion in the U.S. Treasury Master Index in October. However, the October 1999 Two-year auction which took place on the 27th did not settle until November 1 and therefore did not qualify for the November 1999 index.

    . Issues that meet the maturity requirements of a fixed income index on the selection date are included, and remain in the index throughout the month regardless of whether they subsequently fall short of the maturity guidelines during the month. For example, the U.S. Treasury 5.75% due October 31, 2000 had exactly one year remaining term to maturity (the minimum maturity requirement for the fixed income indices) on October 31, 1999 and was included in the U.S. Treasury Master Index for the full month of November 1999.

    . Issues that meet the rating requirements of a fixed income index on the selection date are included, and remain in a fixed income index throughout the month regardless of whether their rating falls outside of the required range as a result of an upgrade or downgrade during the month. For example, an issue that is rated BBB on January 31st, but is downgraded to BB on February 1st, will be part of the Investment Grade Corporate Master Index for February, and then will move to the High Yield Master Index in March. For purposes of fixed income index selection criteria, ratings are based on a composite of Moody's Investors Service Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

    . Bonds that are called during a month are removed from each fixed income index at month-end at the call price.

    . The principal amounts of fixed income in each fixed income index are held constant throughout the month. Increases and decreases in issue size that take place during the month as a result of partial redemptions or re-opening of issues are captured at the next month-end rebalancing.

 Calculating total returns between any two dates

      Returns between any two dates can then be derived from the beginning of period and end of period fixed income index value/1/ in the following fashion:

                        IV1
                  TRR = --- - 1
                        IV/0/

                  where:

                  TRR is the total rate of return from T/0/ to T/1/

                  IV/n/ is the total rate of return index value on day n
--------
/1/Since fixed income index values represent closing levels, period returns will include market movement on the end of period date but exclude market movement on the beginning of period date. Therefore, to capture the returns for the month of November, the November 30th fixed income index value is divided by the October 31st fixed income index value.

      The Portfolio Strategies Group is contemplating a change in the method of calculating the fixed income index values. Currently, Merrill Lynch fixed income index values are derived by linking daily return percentages of the securities underlying the applicable fixed income index. Under the new contemplated methodology, fixed income index values will be calculated on a month-to-date basis, with daily fixed income index values derived by applying each days' month to date return percentage to the fixed income index value at the beginning of the month. For each fixed income index, the Portfolio Strategies Group has quantified the impact of this change in the calculation methodology. Based on these calculations, the Portfolio Strategies Group has determined that for the ten months ended October 31, 1999 the difference in the year to date total return for any of the fixed income indices relating to the Bond Index Notes would have been no greater than approximately three one hundredths of one percent.

 Reinvestment assumptions

      Cash flows that occur during the month are assumed to be removed from the index portfolio. MLPF&S does not make any assumptions regarding reinvestment to the end of the month. Currently, this methodology of calculating portfolio returns on an "ex-cash" basis is effectively the same as assuming that all cash flows are reinvested back into the index on a daily basis.

 Pricing

      Each of the above fixed income indices are calculated by the Portfolio Strategies Group. Price levels of the underlying securities reflect the Portfolio Strategies Group's determination of the appropriate bid-side price for the applicable securities. All securities comprising the fixed income indices are priced at approximately 3:00 p.m., New York City time, each trading day. The prices of the underlying securities comprising the fixed income indices are determined based on the prices of such securities and other similar securities obtained from publicly-available information and MLPF&S' trading personnel. In addition to using these prices in calculating the fixed income indices, MLPF&S disseminates these prices to their customers, including mutual funds, custodians and institutions who use these prices to determine the value of their positions. When the Portfolio Strategies Group is not able to determine the price of an underlying security comprising any of the fixed income indices, it will use a security price from a third party vendor or other valuation methodology that, in the best judgement of the Portfolio Strategies Group, will provide the most accurate bid-side price. The resulting fixed income index values are published by Bloomberg at the end of each trading day.

Inclusion Rules and Historical Information

      The following sections set forth the inclusion rules and historical values of the total return index and the price return index for each fixed income index on the last Business Day of each calendar quarter from March 1991 to December 31, 1997 and the last Business Day of each calendar month from January 31, 1998 to October 31, 1999.

      These inclusion rules are effective as of July 31, 1999 and are subject to change after that date. There can be no assurance that any changes to these inclusion rules made from time to time will not affect the Maturity Amount which may be payable to holders of Bond Index Notes at maturity or otherwise.

      The historical experience of each fixed income index should not be taken as an indication of future performance and no assurance can be given that the value of any fixed income index will not decline and as a result reduce the Maturity Amount which may be payable to holders of Bond Index Notes at maturity or otherwise.

      ML&Co. may include more current historical information with respect to the specific fixed income index linked to a series of Bond Index Notes in the applicable pricing supplement.

 U.S. Domestic Master Index

    . The U.S. Domestic Master Index is computed daily and can be viewed on Bloomberg at D0A0<INDEX><GO>.

    .  Comprised of the Mortgage Master Index and the U.S.
       Corporate/Government Master Index.

    . The U.S. Domestic Master Index is published on the AMEX under the symbol "IDM".

               U.S. Domestic Master Index--Historical Information

                 Total         Price                           Total            Price
                Return        Return                          Return           Return
  Date           Index         Index          Date             Index            Index
--------        -------       -------       --------          -------          -------
03/31/91        435.718       275.456       06/30/97          716.032          289.496
06/30/91        443.012       274.165       09/30/97          739.978          294.128
09/30/91        468.083       283.680       12/31/97          761.727          297.734
12/31/91        491.918       292.203       01/31/98          771.822          300.023
03/31/92        485.675       282.875       02/28/98          771.174          298.235
06/30/92        505.683       289.080       03/31/98          774.081          297.653
09/30/92        527.938       296.344       04/30/98          777.846          297.510
12/31/92        529.200       291.785       05/31/98          785.557          298.827
03/31/93        551.269       298.781       06/30/98          792.404          299.850
06/30/93        566.010       301.835       07/31/98          794.110          298.866
09/30/93        581.653       305.300       08/31/98          806.901          302.057
12/31/93        582.248       300.778       09/30/98          825.853          307.569
03/31/94        566.148       287.796       10/31/98          822.281          304.628
06/30/94        560.142       279.766       11/30/98          826.195          304.504
09/30/94        563.295       276.287       12/31/98          829.288          304.051
12/31/94        565.802       272.332       01/31/99          835.161          304.638
03/31/95        594.081       280.714       02/28/99          819.144          297.350
06/30/95        630.649       292.747       03/31/99          824.443          297.640
09/30/95        642.796       293.213       04/30/99          827.411          297.161
12/31/95        670.592       300.718       05/31/99          819.466          292.717
03/31/96        658.763       290.480       06/30/99          816.829          290.205
06/30/96        661.903       286.831       07/31/99          813.582          287.437
09/30/96        674.092       287.014       08/31/99          813.145          285.672
12/31/96        694.660       290.727       09/30/99          822.608          287.423
03/31/97        690.815       284.192       10/31/99          825.099          286.664

 Mortgage Master Index

    . The Mortgage Master Index is computed daily and can be viewed on Bloomberg at M0A0<INDEX><GO>.

    .  The Mortgage Master Index is published on the AMEX under the symbol
       "IGM".

    .  Single family 30 year, 15 year and balloon mortgages are included.

    .  GNMA II, mobile home and GPM mortgages are excluded.

    . A "generic" security must have at least $100 million current face outstanding. Individual pools are aggregated into generic securities based on issuer, type (i.e. 30 year, 15 year), coupon and year of issue.

                 Mortgage Master Index--Historical Information

                Total         Price                           Total            Price
               Return        Return                          Return           Return
  Date          Index         Index          Date             Index            Index
--------       -------       -------       --------          -------          -------
03/31/91       462.155       263.351       06/30/97          753.230          276.721
06/30/91       470.919       262.477       09/30/97          775.328          279.939
09/30/91       496.836       271.049       12/31/97          793.248          281.609
12/31/91       519.045       277.492       01/31/98          801.122          282.842
03/31/92       514.709       269.797       02/28/98          803.662          282.190
06/30/92       537.179       276.840       03/31/98          806.778          281.720
09/30/92       553.129       280.157       04/30/98          811.703          281.961
12/31/92       557.073       277.801       05/31/98          817.627          282.602
03/31/93       573.292       281.514       06/30/98          820.835          282.259
06/30/93       584.832       283.371       07/31/98          825.154          282.265
09/30/93       590.403       282.402       08/31/98          832.554          283.316
12/31/93       597.669       282.068       09/30/98          842.733          285.323
03/31/94       583.923       271.885       10/31/98          841.667          283.493
06/30/94       579.965       265.268       11/30/98          846.422          283.631
09/30/94       585.195       262.675       12/31/98          850.291          283.513
12/31/94       588.102       258.724       01/31/99          856.031          284.058
03/31/95       619.448       267.263       02/28/99          852.217          281.404
06/30/95       652.267       276.274       03/31/99          858.086          281.906
09/30/95       666.290       277.211       04/30/99          861.835          281.643
12/31/95       688.318       281.465       05/31/99          856.125          278.306
03/31/96       685.497       275.529       06/30/99          852.973          275.746
06/30/96       689.779       272.301       07/31/99          847.410          272.381
09/30/96       704.462       273.025       08/31/99          847.385          270.772
12/31/96       725.592       276.271       09/30/99          861.622          273.737
03/31/97       725.919       271.502       10/31/99          866.239          273.609

 U.S. Corporate/Government Master Index

    . The U.S. Corporate/Government Master Index is computed daily by MLPF&S. The U.S. Corporate/Government Master Index can be viewed on Bloomberg at B0A0<INDEX><GO>.

    . The U.S. Corporate/Government Master Index is published on the AMEX under the symbol "ICG".

    . Comprised of the U.S. Corporate Master Index and the Government Master Index.

         U.S. Corporate/Government Master Index--Historical Information

                Total         Price                           Total            Price
               Return        Return                          Return           Return
  Date          Index         Index          Date             Index            Index
--------       -------       -------       --------          -------          -------
03/31/91       482.373       120.618       06/30/97          794.997          126.787
06/30/91       490.040       119.992       09/30/97          822.864          129.033
09/30/91       518.087       124.258       12/31/97          849.033          130.927
12/31/91       545.662       128.278       01/31/98          861.367          132.100
03/31/92       537.806       123.974       02/28/98          859.305          131.125
06/30/92       559.487       126.507       03/31/98          862.507          130.855
09/30/92       587.166       130.322       04/30/98          866.288          130.723
12/31/92       587.588       127.992       05/31/98          875.750          131.411
03/31/93       614.859       131.571       06/30/98          885.017          132.098
06/30/93       632.818       133.096       07/31/98          885.857          131.496
09/30/93       654.517       135.355       08/31/98          902.613          133.259
12/31/93       652.550       132.694       09/30/98          927.811          136.276
03/31/94       633.394       126.626       10/31/98          922.683          134.805
06/30/94       625.798       122.931       11/30/98          926.757          134.703
09/30/94       628.551       121.284       12/31/98          929.915          134.445
12/31/94       631.238       119.579       01/31/99          936.626          134.705
03/31/95       662.033       123.165       02/28/99          913.032          130.679
06/30/95       704.844       128.854       03/31/99          918.780          130.763
09/30/95       717.837       128.973       04/30/99          921.788          130.515
12/31/95       751.552       132.758       05/31/99          911.760          128.389
03/31/96       734.497       127.596       06/30/99          909.013          127.322
06/30/96       737.593       125.954       07/31/99          906.413          126.257
09/30/96       750.338       125.934       08/31/99          905.720          125.468
12/31/96       773.396       127.617       09/30/99          914.072          125.955
03/31/97       767.320       124.491       10/31/99          915.832          125.493

 U.S. Corporate Master Index

    . The U.S. Corporate Master Index is computed daily by MLPF&S. The U.S. Corporate Master Index can be viewed on Bloomberg at C0A0<INDEX><GO>.

    . The U.S. Corporate Master Index is published on the AMEX under the symbol "IGD".

    . U.S. domestic market securities including "yankees", global bonds and medium-term notes.

    .  Equal to or greater than one year remaining term to final maturity.

    .  At least $150 million face value outstanding.

    .  U.S. dollar denominated.

    . Underlying securities must have a fixed coupon schedule. Step-up coupons are included provided the coupon schedule is fixed at issue. Structured notes and other forms of variable coupon securities are excluded.

    . Private placements are excluded. Securities issued under Rule 144A of the Securities Act of 1933 with registration rights are included in the U.S. Corporate Master Index only after they are exchanged for registered securities.

    . Taxable securities issued by municipalities are included in the U.S. Corporate Master Index.

    . Credit rating must be investment grade (BBB3 or above) based on a composite of Moody's and S&P. The calculation of composite rating is based on an averaging that is biased to the lower of the two ratings. For example:

                  Baa3/BB+ = BB1 composite rating

                  Baa2/BB+ = BBB3 composite rating

                  Baa3/BB- = BB2 composite rating

       If a bond is rated by only one of the services, the rating will equal that individual rating. Issues that are not rated by either Moody's or S&P are excluded.

    . Title II securities, inflation-linked securities, equipment trust certificates and convertible bonds are excluded. Capital trust preferred securities are included in the U.S. Corporate Master Index.

              U.S. Corporate Master Index--Historical Information

             Total      Price                  Total       Price
            Return     Return                  Return     Return
  Date       Index      Index       Date       Index       Index
--------    -------    -------    --------    --------    -------
03/31/91    499.007    123.652    06/30/97     874.889    132.790
06/30/91    509.931    123.562    09/30/97     910.162    135.670
09/30/91    540.055    127.978    12/31/97     935.573    136.980
12/31/91    568.732    131.865    01/31/98     947.913    137.985
03/31/92    565.218    128.270    02/28/98     946.468    137.053
06/30/92    589.992    131.125    03/31/98     951.167    136.854
09/30/92    619.033    134.824    04/30/98     956.027    136.781
12/31/92    620.594    132.404    05/31/98     968.118    137.685
03/31/93    652.307    136.460    06/30/98     976.465    138.102
06/30/93    672.499    138.052    07/31/98     975.670    137.175
09/30/93    698.447    140.751    08/31/98     977.060    136.582
12/31/93    697.728    138.027    09/30/98    1007.409    140.047
03/31/94    676.190    131.296    10/31/98     995.784    137.623
06/30/94    666.633    126.964    11/30/98    1011.138    138.970
09/30/94    670.188    125.143    12/31/98    1017.157    138.990
12/31/94    674.409    123.374    01/31/99    1027.553    139.625
03/31/95    711.868    127.651    02/28/99    1001.244    135.353
06/30/95    763.910    134.429    03/31/99    1010.344    135.730
09/30/95    780.317    134.774    04/30/99    1013.847    135.453
12/31/95    819.745    139.004    05/31/99     999.178    132.702
03/31/96    799.456    133.127    06/30/99     994.250    131.294
06/30/96    802.627    131.196    07/31/99     988.438    129.737
09/30/96    818.307    131.270    08/31/99     985.897    128.635
12/31/96    847.544    133.478    09/30/99     997.078    129.346
03/31/97    840.276    129.913    10/31/99    1000.177    128.949

 U.S. Treasury/Agency Master Index

    . The U.S. Treasury/Agency Master Index is computed daily and can be viewed on Bloomberg at G0A0<INDEX><GO>.

    . The U.S. Treasury/Agency Master Index is published on the AMEX under the symbol "IGG".

    . Comprised of the U.S. Treasury Master Index and the U.S. Agency Master Index.

           U.S. Treasury/Agency Master Index--Historical Information

             Total      Price                   Total      Price
            Return     Return                  Return     Return
  Date       Index      Index       Date        Index      Index
--------    -------    -------    --------     -------    -------
03/31/91    487.521    121.580    06/30/97     788.359    126.976
06/30/91    494.400    120.786    09/30/97     814.631    129.061
09/30/91    522.423    125.073    12/31/97     841.702    131.194
12/31/91    550.247    129.193    01/31/98     854.345    132.448
03/31/92    540.898    124.602    02/28/98     852.019    131.439
06/30/92    562.105    127.075    03/31/98     854.789    131.137
09/30/92    589.953    130.985    04/30/98     858.297    130.982
12/31/92    590.043    128.646    05/31/98     867.079    131.601
03/31/93    616.566    132.138    06/30/98     876.953    132.408
06/30/93    634.245    133.667    07/31/98     878.415    131.920
09/30/93    655.132    135.826    08/31/98     901.308    134.645
12/31/93    652.755    133.143    09/30/98     925.326    137.546
03/31/94    633.956    127.195    10/31/98     922.442    136.419
06/30/94    626.790    123.639    11/30/98     922.404    135.734
09/30/94    629.359    122.018    12/31/98     924.573    135.357
12/31/94    631.668    120.306    01/31/99     930.072    135.468
03/31/95    661.200    123.743    02/28/99     906.807    131.462
06/30/95    702.281    129.203    03/31/99     911.388    131.421
09/30/95    714.557    129.255    04/30/99     914.292    131.179
12/31/95    747.318    132.965    05/31/99     905.853    129.285
03/31/96    730.842    127.937    06/30/99     903.933    128.349
06/30/96    733.998    126.359    07/31/99     902.599    127.483
09/30/96    746.174    126.310    08/31/99     902.597    126.808
12/31/96    767.967    127.866    09/30/99     910.103    127.210
03/31/97    762.109    124.821    10/31/99     911.393    126.711

 U.S. Treasury Master Index

    . The U.S. Treasury Master Index is computed daily and can be viewed on Bloomberg at G0Q0<INDEX><GO>.

    . The U.S. Treasury Master Index is published on the AMEX under the symbol "ITM".

    .  Equal to or greater than one year remaining term to final maturity.

    .  At least $1 billion face value outstanding.

    . U.S. Treasury STRIPs are not included in the U.S. Treasury Master Index, however, the outstanding face value of the underlying notes and bonds from which these securities are created are not reduced by the amount stripped.

    .  Inflation-linked U.S. Treasury securities are excluded.

               U.S. Treasury Master Index--Historical Information

              Total       Price                    Total       Price
             Return      Return                   Return      Return
  Date        Index       Index        Date        Index       Index
--------     -------     -------     --------     -------     -------
03/31/91     373.768     120.771     06/30/97     603.312     126.256
06/30/91     378.955     119.962     09/30/97     623.613     128.372
09/30/91     400.509     124.253     12/31/97     644.518     130.537
12/31/91     422.014     128.413     01/31/98     654.327     131.811
03/31/92     414.551     123.773     02/28/98     652.427     130.783
06/30/92     430.800     126.236     03/31/98     654.447     130.469
09/30/92     452.496     130.235     04/30/98     657.073     130.300
12/31/92     452.438     127.913     05/31/98     663.853     130.928
03/31/93     473.003     131.478     06/30/98     671.599     131.765
06/30/93     486.646     133.035     07/31/98     672.662     131.269
09/30/93     502.660     135.204     08/31/98     691.068     134.149
12/31/93     500.527     132.489     09/30/98     710.075     137.152
03/31/94     485.666     126.516     10/31/98     707.798     136.019
06/30/94     480.125     122.973     11/30/98     707.827     135.345
09/30/94     482.048     121.356     12/31/98     709.187     134.911
12/31/94     483.764     119.648     01/31/99     713.458     135.030
03/31/95     506.319     123.061     02/28/99     694.662     130.853
06/30/95     538.015     128.554     03/31/99     698.046     130.793
09/30/95     547.477     128.626     04/30/99     700.206     130.536
12/31/95     573.017     132.430     05/31/99     693.484     128.600
03/31/96     559.723     127.280     06/30/99     692.072     127.673
06/30/96     562.009     125.684     07/31/99     691.335     126.861
09/30/96     571.259     125.624     08/31/99     691.424     126.200
12/31/96     587.965     127.182     09/30/99     696.812     126.529
03/31/97     583.244     124.113     10/31/99     697.710     126.013

 U.S. Agency Master Index

    . The U.S. Agency Master Index is computed daily and can be viewed on Bloomberg at G0P0<INDEX><GO>.

    . The U.S. Agency Master Index is published on the AMEX under the symbol "IGN".

    .  Equal to or greater than one year remaining term to final maturity.

    .  At least $150 million face value outstanding.

    .  U.S. dollar denominated.

    .  Inflation-linked securities are excluded.

    . Securities must have a fixed coupon schedule. Step-up coupons are included provided the coupon schedule is fixed at issue. Structured notes and other forms of variable coupon securities are excluded.

    .  Medium-term notes are included.

                U.S. Agency Master Index--Historical Information

               Total        Price                      Total         Price
              Return       Return                     Return        Return
  Date         Index        Index         Date         Index         Index
--------      -------      -------      --------      -------       -------
03/31/91      368.163      116.362      06/30/97      599.345       120.496
06/30/91      373.898      115.737      09/30/97      617.835       122.154
09/30/91      394.555      119.620      12/31/97      637.044       123.872
12/31/91      414.336      123.103      01/31/98      645.705       124.877
03/31/92      409.277      119.242      02/28/98      644.755       124.088
06/30/92      425.202      121.521      03/31/98      647.541       123.893
09/30/92      443.497      124.389      04/30/98      650.591       123.831
12/31/92      444.444      122.144      05/31/98      656.896       124.347
03/31/93      462.799      124.806      06/30/98      663.266       124.913
06/30/93      475.480      126.002      07/31/98      664.703       124.510
09/30/93      491.188      127.869      08/31/98      677.000       126.156
12/31/93      490.864      125.642      09/30/98      691.744       128.267
03/31/94      478.237      120.414      10/31/98      689.940       127.269
06/30/94      473.155      117.083      11/30/98      689.604       126.584
09/30/94      475.378      115.573      12/31/98      692.850       126.527
12/31/94      477.512      113.985      01/31/99      696.680       126.592
03/31/95      500.360      117.293      02/28/99      684.121       123.749
06/30/95      529.659      122.008      03/31/99      688.189       123.803
09/30/95      538.670      121.953      04/30/99      690.690       123.653
12/31/95      560.530      124.757      05/31/99      685.494       122.089
03/31/96      552.417      120.925      06/30/99      683.793       121.188
06/30/96      555.701      119.598      07/31/99      681.597       120.170
09/30/96      565.491      119.636      08/31/99      681.185       119.490
12/31/96      581.830      121.024      09/30/99      668.526       120.189
03/31/97      579.229      118.452      10/31/99      669.891       119.796

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. Federal income taxation of instruments such as Bond Index Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. It deals only with Bond Index Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Bond Index Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of Bond Index Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of Bond Index Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Bond Index Note that is for United States Federal income tax purposes (i) a citizen or residents of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States Federal income tax regardless of its source (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Bond Index Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause
(iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Bond Index Note that is not a U.S. Holder.

      Bond Index Notes are not being marketed to persons that are non-U.S. Holders and, consequently, the following discussion does not discuss the tax consequences that might be relevant to non-U.S. Holders. Moreover, in order to protect ML&Co. from potential adverse consequences, non-U.S. Holders will be subject to withholding payments made on Bond Index Notes held by such non-U.S. Holders at a rate of 30%. In determining a holder's status, the United States entity otherwise required to withhold taxes may rely on an IRS Form W-8, an IRS Form W-9, or a holder's certification of its non-foreign status signed under penalty of perjury. Non-U.S. Holders should consult their tax advisors as to the specific U.S. Federal income tax consequences of the purchase, ownership, and disposition of Bond Index Notes.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. Federal income tax purposes, of Bond Index Notes or securities with terms substantially the same as Bond Index Notes. Accordingly, the proper U.S. Federal income tax characterization and treatment of Bond Index Notes is uncertain. Pursuant to the terms of Bond Index Notes, ML&Co. and every holder of a Bond Index Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Bond Index Note for all tax purposes as an investment contract. In the opinion of Tax Counsel, such characterization and tax treatment of Bond Index Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service, also known as the IRS, will not result in the imposition of penalties. The treatment of Bond Index Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of Bond Index Notes or instruments similar to Bond Index Notes for U.S. Federal income tax purposes, and no ruling is being requested from the IRS with respect to Bond Index Notes. Due to the absence of authorities that directly address instruments that are similar to Bond Index Notes, significant aspects of the U.S. Federal income tax consequences of an investment in Bond Index Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in Bond Index Notes (including alternative characterizations of Bond Index Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment described above is accepted for U.S. Federal income tax purposes.

Tax Treatment of Bond Index Notes

      Interest payable with respect to Bond Index Notes should generally be includible in income by a U.S. Holder as ordinary income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting).

      Upon maturity of Bond Index Notes, a U.S. Holder generally should be required to recognize taxable gain or loss in an amount equal to the difference between the Maturity Amount and the principal amount of Bond Index Notes. U.S. Holders should note that it is uncertain whether any gain or loss recognized upon maturity of Bond Index Notes would be capital gain or loss or ordinary income or loss. The distinction between capital gain or loss and ordinary income or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income. In addition, if any loss recognized upon maturity of Bond Index Notes is properly treated as ordinary loss, it is possible that the deductibility of any such loss by a U.S. Holder who is an individual could be subject to the limitations applicable to miscellaneous itemized deductions provided for under Section 67(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, Section 67(a) of the Code provides that an individual may only deduct miscellaneous itemized deductions for a particular taxable year to the extent that the aggregate amount of the individual's miscellaneous itemized deductions for such taxable year exceed two percent of the individual's adjusted gross income for such taxable year (although, the miscellaneous itemized deductions allowable to high-income individuals are generally subject to further limitations). Moreover, miscellaneous itemized deductions are not allowable in computing the U.S. Federal alternative minimum tax imposed by Section 55 of the Code. U.S. Holders should consult their tax advisors with respect to the treatment of gain or loss on a Bond Index Note.

      Section 163(d) of the Code limits an individual's deduction for investment interest (generally interest paid or accrued on indebtedness properly allocable to property held for investment) for any taxable year to an amount not in excess of the individual's net investment income for the taxable year. Based upon the treatment of Bond Index Notes described above, income from Bond Index Notes should not qualify as "investment income" for these purposes.

Sale or Exchange of Bond Index Notes

      Upon a sale or exchange of a Bond Index Note prior to the maturity of Bond Index Notes, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in Bond Index Notes sold or exchanged. Any such gain or loss would generally be long-term or short-term capital gain or loss, as the case may be, depending upon the U.S. Holder's holding period for Bond Index Notes. Since the amount of interest payable on each interest payment date will not be determined until the end of the applicable interest payment period, unlike in the case of a typical debt instrument, no amount realized by a U.S. Holder on the sale or exchange of a Bond Index Note prior to the maturity of Bond Index Notes should be treated as a payment of accrued and unpaid interest.

Wash Sale Rules

      In general, under Section 1091 of the Code, a taxpayer is not permitted to currently deduct any loss sustained from the sale or other disposition of securities if the taxpayer acquires securities that are substantially identical to the securities sold or disposed of within 30 days before or after the date of the sale or disposition. It is possible that if a U.S. Holder of a particular issue of Bond Index Notes realizes a loss upon the sale or maturity of such Bond Index Notes and acquires another issue of Bond Index Notes having the same applicable Index as Bond Index Notes giving rise to the loss within 30 days before or after the date of the sale or maturity of Bond Index Notes giving rise to the loss, the IRS could assert that Section 1091 of the Code should prevent the U.S. Holder from currently deducting the loss. In the opinion of Tax Counsel, Section 1091 of the Code should not prevent a U.S. Holder from currently deducting losses in such cases. However, since there is no authority directly addressing the issue, prospective investors in Bond Index Notes should consult their own tax advisors regarding the potential application of Section 1091 of the Code to their investment in Bond Index Notes.

Pending Legislation

      The Taxpayer Refund and Relief Act of 1999 (the "Act") contains a provision (the "Constructive Ownership Law"), which would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. It is unclear whether the Constructive Ownership Law, as currently drafted, could apply to a Bond Index Note. If the Constructive Ownership Law were to apply to a Bond Index Note, the effect on a U.S. Holder of a Bond Index Note would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale or maturity of Bond Index Notes as ordinary income. In addition, the Constructive Ownership Law would impose an interest charge on the gain that was recharacterized on the sale or maturity of Bond Index Notes. In general, the Constructive Ownership Law will be effective for transactions entered into after July 11, 1999. It is anticipated that President Clinton will sign the Act into law in the near future. U.S. Holders should consult their tax advisors regarding the potential application of the Constructive Ownership Law to the purchase, ownership and disposition of a Bond Index Note.

Possible Alternative Tax Treatments of an Investment in Bond Index Notes

      Due to the absence of authorities that directly address the proper characterization of Bond Index Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. Other alternative U.S. Federal income characterizations or treatments of Bond Index Notes are possible which could affect the timing and the character of the income or loss with respect to Bond Index Notes. For instance, the IRS could possibly assert that Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations") should apply to Bond Index Notes. In general, if the IRS were successful in making such an assertion, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a "comparable yield" on the issue price, regardless of the U.S. Holder's regular method of tax accounting. It is possible that the amount of original issue discount that a U.S. Holder would be required to accrue during a period could exceed the amount of the interest payment received by the U.S. Holder attributable to that period. In addition, the Contingent Payment Regulations would require that a projected payment schedule, which results in such "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Maturity Amount). Furthermore, any gain realized with respect to a Bond Index Note would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to Bond Index Notes. In addition to the foregoing, other alternative characterizations or treatments of Bond Index Notes are possible, which may also affect the timing and character of income or loss required to be recognized with respect to Bond Index Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Bond Index Note.

Backup Withholding and Information Reporting

      Interest payments on Bond Index Notes will be reported to beneficial owners on an IRS Form 1099- MISC, which form will mailed to such beneficial owners on January 31 following each applicable calendar year.

      A beneficial owner of a Bond Index Note may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

1997 Withholding Regulations

      On October 6, 1997, the Treasury Department issued regulations (the "1997 Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The 1997 Regulations attempt to unify certification requirements and modify reliance standards. The 1997 Regulations will generally be effective for payments made after December 31, 2000, subject to certain transitional rules. Prospective investors are urged to consult their own tax advisors regarding the 1997 Regulations.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Bond Index Notes on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of Bond Index Notes will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of Bond Index Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to make periodic interest payments under Bond Index Notes and to pay the Maturity Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copying charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering Bond Index Notes and other securities. For further information on ML&Co. and the Bond Index Notes, you should refer to our registration statement and its exhibits. The prospectus of ML&Co. accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in the pricing supplement applicable to your series of Bond Index Notes, in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in the pricing supplement applicable to your series of Bond Index Notes, in this prospectus supplement and in the accompanying prospectus is accurate as of the date on the front cover of the applicable pricing supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter, will agree, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. the aggregate principal amount of each series of Bond Index Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all Bond Index Notes if any are purchased.

      The underwriter has advised ML&Co. that it proposes to initially offer all or part of each series of Bond Index Notes directly to the public at the offering prices to be set forth on the cover page of the applicable pricing supplement. After the initial public offering with respect to any series of Bond Index Notes, the public offering price may be changed. The underwriter will offer Bond Index Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      On the date of the initial public offering of the applicable series of Bond Index Notes the underwriter will receive a discount per Bond Index Note set forth in the applicable pricing supplement. After the initial public offering of such Bond Index Notes, the public offering price, the concession and the discount allowed to dealers may be changed.

      The underwriting of Bond Index Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      In connection with any offering, the underwriter is permitted to engage in certain transactions that stabilize the price of Bond Index Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Bond Index Notes.

      If the underwriter creates a short position in Bond Index Notes of any series in connection with an offering, i.e., if it sells more Bond Index Notes of that series than are set forth on the cover page of the applicable pricing supplement, the underwriter may reduce that short position by purchasing Bond Index Notes of that series in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Bond Index Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in Bond Index Notes. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                          VALIDITY OF BOND INDEX NOTES

      The validity of Bond Index Notes will be passed upon for ML&Co. and the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Act........................................................................ S-32
Business Day............................................................... S-12
Code....................................................................... S-31
Constructive Ownership Law................................................. S-32
Contingent Payment Regulations............................................. S-32
Default Rate............................................................... S-16
Depositary................................................................. S-16
DTC........................................................................ S-4
Ending Price Return Value.................................................. S-12
Ending Total Return Value.................................................. S-11
ERISA...................................................................... S-33
Final Price Return Value................................................... S-5
Index Rate of Interest..................................................... S-5
Initial Price Return Value................................................. S-5
IRS........................................................................ S-30
Maturity Amount............................................................ S-5
ML&Co. .................................................................... S-4
MLPF&S..................................................................... S-4
1997 Regulations........................................................... S-33
Non-U.S. Holder............................................................ S-30
Spread..................................................................... S-11
Starting Price Return Value................................................ S-12
Starting Total Return Value................................................ S-11
Tax Counsel................................................................ S-30
U.S. Holder................................................................ S-30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                           Merrill Lynch & Co., Inc.



                               BOND INDEX NOTES
                         Domestic Master Series 1999A



                      ----------------------------------
                             PROSPECTUS SUPPLEMENT
                      ----------------------------------



                              Merrill Lynch & Co.


                               November 23, 1999